Exhibit 3.37

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
OF
DYNEGY COAL TRADING & TRANSPORTATION, L.L.C.

THE UNDERSIGNED, being the Sole Member of Dynegy Coal Trading & Transportation, L.L.C., a Delaware limited liability company (“Company”), is executing this Second Amended and Restated Limited Liability Company Operating Agreement (“Agreement”) as of July 31, 2012, pursuant to the provisions of the Delaware Limited Liability Company Act.

WHEREAS, this Agreement amends and restates in its entirety the Limited Liability Company Agreement of the Company, entered into by Dynegy Marketing and Trade, dated as of March 27, 2003, as amended and restated by that certain First Amended and Restated Limited Liability Company Operating Agreement, dated as of July 31, 2012.

ARTICLE I
DEFINITIONS

1.1                               Specific Definitions.  As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Agreement” means this Limited Liability Company Agreement of the Company.

“Capital Contribution” means any contribution by the Sole Member to the capital of the Company.

“Certificate” has the meaning given that term in Section 2.1.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Company” means Dynegy Coal Trading & Transportation, L.L.C., a Delaware limited liability company.

“Liquidator” has the meaning set forth in Section 10.2.

“Membership Interest” means the ownership interest of the Sole Member in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve.

“Person” means any individual or entity, including, without limitation, any corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government (or agency or political subdivision thereof).

“Proceeding” has the meaning given that term in Section 7.1.

“Sole Member” means Dynegy Midwest Generation, LLC, a Delaware limited liability company.

1.2                               Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

1.3                               Construction.  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter.  All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to exhibits attached hereto, each of which is made a part hereof for all purposes.

ARTICLE II
ORGANIZATION

2.1                               Formation.  The Company has been formed as a Delaware limited liability company by the filing on January 13, 2000 of a Certificate of Formation (the “Certificate”) with the Delaware Secretary of State pursuant to the Act.

2.2                               Name.  The name of the Company is “Dynegy Coal Trading & Transportation, L.L.C.,” or such other name that complies with applicable law as the Company may select from time to time.

2.3                               Registered Office; Registered Agent; Other Offices.  The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Company may designate from time to time in the manner provided by law.  The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Member may designate from time to time in the manner provided by law.  The Company may have such other offices as the Sole Member may designate from time to time.

2.4                               Purpose.  The purpose of the Company is to carry on any lawful business or activity for which a limited liability company may be formed under the Act.

2.5                               Term.  The term of the Company is perpetual.

ARTICLE III
MEMBERSHIP

3.1                               Sole Member.  The Sole Member of the Company is the Person executing this Agreement as of the date hereof in such capacity.

3.2                               Liability to Third Parties.  The Sole Member shall not be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court.

3.3                               Entitlement to Certificates.  Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware (“Article 8”), and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.  The limited liability company interests in the Company shall be evidenced by certificates (the “Membership Certificates”), and the Membership Certificates shall be signed by any Manager or Officer, as authorized signatory on behalf of the Company, and shall be in such form as such Manager or such Officer determines.  The certificated limited liability company interests shall be “certificated securities” and shall be in registered form within the meaning of Article 8.  Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8, such provision of Article 8 shall be controlling.  Subject to any limitations on the admission of additional Members set forth in this Agreement, additional Membership Certificates may be issued to an additional Member only upon the admission of such additional Member pursuant to this Agreement.  Each Membership Certificate issued hereunder shall bear substantially the following legend:

“THIS CERTIFICATE IS ISSUED PURSUANT TO THE TERMS OF THAT CERTAIN SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF DYNEGY COAL TRADING & TRANSPORTATION, L.L.C. DATED JULY 31, 2012, AND EFFECTIVE AS OF JULY 31, 2012 (THE “AGREEMENT”).  THIS CERTIFICATE EVIDENCES A LIMITED LIABILITY COMPANY INTEREST IN THE COMPANY AND SHALL BE A SECURITY FOR PURPOSES OF (I) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF DELAWARE AND (II) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION THAT NOW OR HEREAFTER SUBSTANTIALLY INCLUDES THE 1994 REVISIONS TO ARTICLE 8 THEREOF AS ADOPTED BY THE AMERICAN LAW INSTITUTE AND THE NATIONAL CONFERENCE OF COMMISSIONERS ON UNIFORM STATE LAWS AND APPROVED BY THE AMERICAN BAR ASSOCIATION ON FEBRUARY 14, 1995.  THE TRANSFER OF THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE AGREEMENT.”

ARTICLE IV
CAPITAL CONTRIBUTIONS

4.1                               Capital Contributions.  The Sole Member shall not be required to make any Capital Contributions.

4.2                               Advances by Sole Member.

(a)                                 If the Company does not have sufficient cash to pay its obligations, the Company and the Sole Member may agree for the Sole Member to advance all or part of the needed funds to or on behalf of the Company.  An advance described in this Section 4.2(a) constitutes a loan or Capital Contribution, as the case may be, from the Sole Member to the Company and shall be subject to such terms and conditions as may be agreed upon by the Company and the Sole Member.  However, if there is any ambiguity as to the nature of the advance contemplated by the preceding sentence (i.e. whether such advance is a loan or a Capital Contribution), the advance shall be conclusively deemed a loan for any and all purposes.  Nothing contained in this Article shall create (or deem to have created) any obligation on the part of the Sole Member; it being agreed and understood that the election to make such advance shall be in the complete and unfettered discretion of the Sole Member.

(b)                                 Except as otherwise provided in this Agreement or by applicable law, a loan by the Sole Member to the Company as contemplated by Section 4.2(a) shall be treated as a liability or obligation of the Company and shall be paid in accordance with its terms as if such loan was made by an unrelated creditor.

ARTICLE V
DISTRIBUTIONS

The Sole Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits, and interest in the Company.

ARTICLE VI
MANAGEMENT OF THE COMPANY

6.1                               Management by the Sole Member and Delegation of Authority.  The business and affairs of the Company shall be managed by or under the authority of the Sole Member in accordance with the Act, which Sole Member may act through its directors, officers, partners, employees, representatives, agents and designees.

6.2                               Officers.

(a)                                 The Sole Member may, from time to time, designate one or more Persons to be officers of the Company.  No officer need be a resident of the State of Delaware.  Any officers so designated shall have such authority to perform such duties as the Sole Member may, from time to time, delegate to them.  The Sole Member may assign titles to particular officers.  Unless the Sole Member decides otherwise, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office.  Each officer shall hold office until his successor shall be duly designated and shall qualify to hold such office, or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.  Any number of offices may be held by the same Person.  The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Sole Member.

(b)                                 Any officer may resign as such at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Sole Member.  The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.  Any officer may be removed as such, either with or without cause, by the Sole Member; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the officer so removed.  Designation of an officer shall not of itself create contract rights.  Any vacancy occurring in any office of the Company may be filled by the Sole Member.

ARTICLE VII
INDEMNIFICATION

7.1                               Right to Indemnification.  Subject to the limitations and conditions as provided herein or by applicable law, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a member of the Company or while a member of the Company is or was serving at the request of the Company, as a member, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article VII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder for any and all liabilities and damages related to and arising from such Person’s activities while acting in such capacity.  The rights granted pursuant to this Article VII shall be deemed contract rights, and no amendment, modification or repeal of this Article VII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.  It is expressly acknowledged that the indemnification provided in this Article VII could involve indemnification for negligence or under theories of strict liability.

7.2                               Indemnification of Officers, Employees and Agents.  The Company may indemnify, and advance expenses to, Persons who are not or were not a member, including officers, employees or agents of the Company, and those Persons who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to a member under this Article VII.

7.3                               Advance Payment.  The right to indemnification conferred in this Article VII shall include a limited right to be paid or reimbursed by the Company for any and all reasonable expenses incurred by a Person entitled to be indemnified under Sections 7.1 and 7.2 who was, or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of final disposition of a Proceeding shall be made only (i) upon delivery to the Company of a written affirmation by such Person of his good faith belief that he has met the standard of conduct necessary for indemnification under this Article VII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VII or otherwise and (ii) upon receipt by the Company of the written affirmation contemplated by Section 7.3(i), the Sole Member approves such advance or advances in writing.  The Sole Member may withhold the approval contemplated by subclause (ii) of the preceding sentence for any reason whatsoever.

7.4                               Appearance as a Witness.  Notwithstanding any other provision of this Article VII, the Company may pay or reimburse expenses incurred by any Person entitled to be indemnified pursuant to this Article VII in connection with such Person’s appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

7.5                               Nonexclusivity of Rights.  The right to indemnification and the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right which a Person indemnified pursuant to Sections 7.1 and 7.2 may have or hereafter acquire under any law (common or statutory), the Certificate, this Agreement, or any other agreement.

7.6                               Insurance.  The Company may purchase and maintain indemnification insurance, at its expense, to protect itself and any Person from any expenses, liabilities, or losses that may be indemnified under this Article VII.

7.7                               Notification.  Any indemnification of or advance of expenses to any Person entitled to be indemnified under this Article VII shall be reported in writing to the Sole Member as soon as practicable, and, in any case, within the 12 month period immediately following the date the indemnification or advance was made.

7.8                               Savings Clause.  If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless any Person entitled to be indemnified pursuant to this Article VII as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

7.9                               Scope of Indemnity.  For the purposes of this Article VII, references to the “Company” include all constituent entities, whether corporations or otherwise, absorbed in a consolidation or merger as well as the resulting or surviving entity.  Thus, any Person entitled to be indemnified or receive advances under this Article VII shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving entity as he would have if such merger, consolidation, or other reorganization never occurred.

ARTICLE VIII
TAXES

8.1                               Tax Returns.  The Sole Member shall cause to be prepared and filed any and all necessary federal and state income tax returns for the Company, including making the elections described in Section 8.2.

8.2                               Tax Elections.  The Company shall make the following elections on the appropriate tax returns:

(a)                                 to adopt the same tax year as the Sole Member as the Company’s fiscal year;

(b)                                 to adopt the accrual method of accounting and to keep the Company’s books and records on the income tax method;

(c)                                  an election pursuant to section 754 of the Code;

(d)                                 any other election that the Sole Member may deem appropriate and in the best interests of the Company.

Neither the Company nor the Sole Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

ARTICLE IX
BOOKS, RECORDS, AND REPORTS

The Company shall keep books and records of accounts.  The books of account for the Company shall be maintained on an accrual basis in accordance with the terms of this Agreement.  The accounting year of the Company shall be the same as the Sole Member’s accounting year.

ARTICLE X
DISSOLUTION, LIQUIDATION, AND TERMINATION

10.1                        Dissolution.  The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a)                                 the written consent of the Sole Member;

(b)                                 an event which makes it unlawful for the Company business to be continued; or

(c)                                  the entry of a decree of judicial dissolution of the Company under section 18-802 of the Act.

10.2                        Liquidation and Termination.  Upon dissolution of the Company, the Sole Member shall act as a liquidator or may appoint one or more Persons as liquidator (“Liquidator”).  The Liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.  The costs of liquidation shall be borne as a Company expense.  Until final distribution, the Liquidator shall continue to operate the Company properties with all of the power and authority of the Sole Member.  The steps to be accomplished by the Liquidator are as follows:

(a)                                 as promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)                                 the Liquidator shall cause any notices required by law to be mailed to each known creditor of and claimant against the Company in the manner described by such law;

(c)                                  subject to the terms and conditions of this Agreement and the Act (especially section 18-804), the Liquidator shall distribute the assets of the Company in the following order:

(i)                                     the Liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company, including without limitation all expenses incurred in liquidation (but excluding any advances or Capital Contributions described in Section 4.2) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the Liquidator may reasonably determine);

(ii)                                  the Liquidator shall pay, satisfy or discharge from Company funds all of the advances and loans (but not Capital Contributions) made to the Company by the Sole Member, as described in Section 4.2; and

(iii)                               all remaining assets of the Company shall be distributed to the Sole Member.

All distributions in kind to the Sole Member shall be made subject to the liability of the Sole Member for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the Sole Member pursuant to this Section 10.2.  The distribution of cash and/or property to the Sole Member in accordance with the provisions of this Section 10.2 constitutes a complete return to the Sole Member of its Capital Contribution and a complete distribution to the Sole Member of its Membership Interest and all the Company’s property.

10.3                        Provision for Contingent Claims.

(a)                                 The Liquidator shall make a reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, actually known to the Company but for which the identity of the claimant is unknown.

(b)                                 If there are insufficient assets to both pay the creditors pursuant to Section 10.2(c)(i) and to establish the provision contemplated by Section 10.3(a), the claim shall be paid as provided for in accordance to their priority, and, among claim and provision of equal priority, ratably to the extent of assets therefor.

10.4                        Certificate of Dissolution.  On completion of the distribution of Company assets as provided herein and after the winding up of the affairs of the Company, the Company is terminated, and the Liquidator (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.5 or to the Act, and take such other actions as may be necessary to terminate the Company.

ARTICLE XI
GENERAL PROVISIONS

11.1                        Offset.  Whenever the Company is to pay any sum to the Sole Member, any amounts that the Sole Member owes the Company may be deducted from that sum before payment.

11.2                        Notices.  Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier or by facsimile transmission (followed by any other authorized method); and a notice, request, or consent given under this Agreement is effective on receipt (whether accepted or rejected) by the Person to receive it.  All notices, requests, and consents to be sent to the Sole Member must be sent to or made at the address set forth on Exhibit A or such other address as the Sole Member may specify by notice to the Company.  Whenever any notice is required to be given at law, by the Certificate or by this Agreement, a written waiver thereof, signed by the Person entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

11.3                        Binding Effect.  This Agreement is binding on and inures to the benefit of the Sole Member and its respective heirs, legal representatives, successors, and assigns.

11.4                        Governing Law; Severability.

(a)                                 THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

(b)                                 In the event of a direct conflict between the provisions of this Agreement and (i) any provision of the Certificate or (ii) any mandatory provision of the Act or applicable law, the applicable provision of the Certificate, the Act or other applicable law, as the case may be, shall control.  If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by the Certificate, the Act or other applicable law, as the case may be.